Registration No. 33-70254
                                                                Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 23, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
                   Senior/Subordinate Mortgage Pass-Through
               Certificates, Series 1993I, Class A-1, A-2, A-3,
                           A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
-----------------------------------------------------------------

     On November 30, 1993, the Senior/Subordinate Pass-Through Certificates, Series 1993I, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $214,491,746. The Class A Certificates represented beneficial interests of approximately 97.39% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of November 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-48 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                        PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                     (Dollars in Thousands)

                                       December 31, 2000          December 31, 1999            December 31, 1998
                                  ----------------------------------------------------------------------------------
                                      Number of                Number of                    Number of
                                     PrimeFirst   Principal   PrimeFirst     Principal     PrimeFirst      Principal
                                        Loans      Amount        Loans         Amount         Loans         Amount
                                  --------------  ----------  -----------  ------------- -------------  -------------
PrimeFirst Loans
  Outstanding...................         17,917   $6,750,058        11,223    $4,526,896         11,263     $4,408,862
                                  --------------  ----------  -----------  ------------- -------------  -------------
Delinquency Period
  30-59 Days....................            486    $ 197,046           199      $ 76,666            184       $ 77,751
  60-89 Days....................             55       28,746            38        15,834             26          9,815
  90 Days or More*..............             20       13,294            15         8,300             34         23,664
                                          -----    ---------        ------        ------         ------      ---------
     Total Delinquency..........            561     $239,086           252      $100,800            244       $111,230
                                          =====    =========        ======      ========         ======       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          3.13%        3.54%         2.25%         2.23%          2.17%          2.52%

Loans in Foreclosure............             36     $ 24,910            36      $ 33,135             47       $ 43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.20%        0.37%         0.32%         0.73%          0.42%          0.99%
---------------------------------
* Does not include loans subject to bankruptcy proceedings.



                                                PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                     (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 2000     December 31, 1999     December 31, 1998
                                                       -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................            $5,638,477            $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                14,570                11,243               12,711
                                                       -----------------     -----------------     -----------------

Gross Charge-offs.................................            $      885            $    5,578            $   4,030
Recoveries........................................                     0                    16                    2
                                                              ----------            ----------            ---------
Net Charge-offs...................................            $      885            $    5,562            $   4,028
                                                              ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                 0.02%                 0.12%                0.08%


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Margins in Loan Group 1", "Range of Cut-Off Principal Balances for Loan Group 2" and "Cut-Off Date Principal Balances for Loan Group 3" under the heading "The Mortgage Pool" on pages S-30, S-33, S-37 and S-42, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:


              Range of Principal Balances for Loan Group 1 as of December 31, 2000

                                                                                         % of Mortgage Pool
 Range of Principal Balances    Number of Mortgage Loans     Principal Balance          by Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                  2              $     70,089.44                      0.19%
$55,000-59,999.99                             1                    55,009.95                      0.15%
$60,000-74,999.99                             2                   142,000.00                      0.39%
$75,000-99,999.99                             8                   720,861.39                      2.00%
$100,000-149,999.99                          12                 1,520,782.44                      4.21%
$150,000-199,999.99                          10                 1,788,682.17                      4.95%
$200,000-249,999.99                           4                   875,601.63                      2.42%
$250,000-299,999.99                           9                 2,391,176.91                      6.62%
$300,000-349,999.99                           3                   975,000.00                      2.70%
$350,000-399,999.99                           7                 2,629,128.87                      7.28%
$400,000-449,999.99                           4                 1,685,999.99                      4.67%
$450,000-499,999.99                           2                   957,186.32                      2.65%
$500,000-549,999.99                           1                   549,569.27                      1.52%
$550,000-599,999.99                           1                   584,999.99                      1.62%
$600,000-649,999.99                           1                   600,000.00                      1.66%
$650,000-699,999.99                           2                 1,350,105.84                      3.74%
$700,000-749,999.99                           1                   700,000.00                      1.94%
$750,000-799,999.99                           2                 1,560,399.23                      4.32%
$800,000-849,999.99                           1                   800,000.00                      2.22%
$850,000-899,999.99                           1                   891,991.36                      2.47%
$900,000-949,999.99                           1                   911,960.75                      2.53%
$950,000-999,999.99                           1                   998,267.74                      2.76%
$1,000,000-1,099,999.99                       1                 1,000,000.01                      2.77%
$1,100,000-1,199,999.99                       3                 3,516,674.52                      9.74%
$1,200,000-1,299,999.99                       2                 2,519,998.97                      6.98%
$1,300,000-1,399,999.99                       2                 2,699,682.08                      7.48%
$1,700,000-1,799,999.99                       1                 1,760,000.00                      4.87%
$1,800,000-1,899,999.99                       1                 1,859,225.06                      5.15%
                               -------------------------------------------------------------------------------------
            TOTALS                           86               $36,114,393.93                    100.00%
                               =====================================================================================



                             Range of Margins in Loan Group 1 as of December 31, 2000
                                       Number of                                         % of Mortgage Pool
          Margin (1)                 Mortgage Loans          Principal Balance          by Principal Balance
--------------------------------------------------------------------------------------------------------------------
            -0.25                              2                $ 2,299,998.98                     6.37%
           -0.125                              1                    250,933.26                     0.69%
             0.00                              7                  1,952,213.59                     5.41%
             0.25                              4                    849,372.27                     2.35%
             0.50                             17                  1,952,929.13                     5.41%
             1.50                             11                 12,209,355.19                    33.81%
            1.625                              9                  6,124,804.49                    16.96%
             1.75                             18                  7,715,326.54                    21.36%
             2.00                              9                  1,771,000.59                     4.90%
             2.25                              8                    988,459.89                     2.74%
                               -------------------------------------------------------------------------------------
            TOTALS                            86                $36,114,393.93                   100.00%
                               =====================================================================================


-------------------------
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 1.500%, but less than 2.750%, in which case it is added to the applicable Six-Month LIBOR Index. For the Treasury Index Loans, the Margin is 2.75%. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.


                         Range of Principal Balances for Loan Group 2 as of December 31, 2000

                                       Number of                                         % of Mortgage Pool
Range of Principal Balances          Mortgage Loans         Principal Balance           by Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                35               $  1,279,961.72                       10.74%
$50,000-54,999.99                            4                    203,665.47                        1.71%
$55,000-59,999.99                            5                    288,875.21                        2.42%
$60,000-74,999.99                           13                    836,631.56                        7.02%
$75,000-99,999.99                           11                    957,497.92                        8.03%
$100,000-149,999.99                          8                    977,935.09                        8.20%
$150,000-199,999.99                         12                  2,195,208.48                       18.41%
$200,000-249,999.99                          1                    207,472.57                        1.74%
$250,000-299,999.99                          7                  1,915,783.03                       16.07%
$300,000-349,999.99                          5                  1,644,848.65                       13.80%
$350,000-399,999.99                          1                    378,409.11                        3.17%
$450,000-499,999.99                          1                    458,642.70                        3.85%
$550,000-599,999.99                          1                    577,438.19                        4.84%
                               -------------------------------------------------------------------------------------
            TOTALS                         104                $11,922,369.70                      100.00%
                               =====================================================================================



                      Principal Balances for Loan Group 3 as of December 31, 2000

                                          Number of                                          % of Mortgage Pool
Range of Principal Balances            Mortgage Loans           Principal Balance           by Principal Balance
----------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                   5               $    236,835.08                       1.90%
$50,000-54,999.99                              2                    107,800.06                       0.86%
$55,000-59,999.99                              3                    170,661.27                       1.37%
$60,000-74,999.99                             12                    786,975.19                       6.30%
$75,000-99,999.99                             14                  1,254,336.93                      10.05%
$100,000-149,999.99                           11                  1,394,336.03                      11.17%
$150,000-199,999.99                            8                  1,459,443.02                      11.69%
$200,000-249,999.99                            5                  1,088,639.77                       8.72%
$250,000-299,999.99                            2                    548,017.66                       4.39%
$300,000-349,999.99                            2                    625,314.51                       5.01%
$450,000-499,999.99                            4                  1,887,944.12                      15.12%
$900,000-949,999.99                            2                  1,829,080.34                      14.65%
$1,000,000-1,099,999.99                        1                  1,094,839.43                       8.77%
                                 -------------------------------------------------------------------------------------
             TOTALS                           71                $12,484,223.41                     100.00%
                                 =====================================================================================


                             --------------------

                The date of this Supplement is March 30, 2001.